Exhibit 10.1

DOMINARI HOLDINGS INC.

May 18, 2026

Holder of Common Stock Purchase Warrants

Re: Inducement Offer to Exercise and/or Exchange Common Stock Purchase Warrants

Dear Holder:

Dominari Holdings Inc. (the “Company”) is pleased to offer to you (“Holder”, “you” or similar terminology) the opportunities set forth below with respect to outstanding Series B Common Stock Purchase Warrants issued to the Holder by the Company on February 14, 2025 (the “Series B Warrants” or the “Warrants” and the shares underlying the Series B Warrants, the “Series B Warrant Shares” or the “Warrant Shares”). Capitalized terms used and not otherwise defined herein that are defined in the Warrants.

(A)	In consideration for the cash exercise of any Series B Warrants on or before 4 p.m. ET on May 22, 2026 (any such Warrants exercised prior to such time, the “Exercised Warrants”), the Exercise Price of such Exercised Warrants shall be reduced to $2.50. The adjustment to the Exercise Price under this clause (A) shall only apply to Exercised Warrants and no other Warrants. Your election to exercise the rights under this Clause A may be facilitated by the execution of this Agreement prior to such date or the delivery of a duly executed Notice of Exercise prior to such date.

(B)	With respect to the Series B Warrants that are not Exercised Warrants, the Holder shall have the right to exchange all (but not less than all) of such unexercised Series B Warrants for shares of Common Stock for no additional consideration. The exchange ratio shall be 10:3 such that for each ten (10) Warrant Shares being exchanged, the Company shall issue three (3) shares of Common Stock (“Exchange Shares”). The Exchange Shares shall be issued hereunder in accordance with Section 3(a)(9) of the Securities Act and as such the holding period of the Exchange Shares may be tacked on to the holding period of the Series B Warrants and be freely tradeable pursuant to Rule 144.

The Holder may accept this offer by signing this letter agreement below, with such acceptance constituting Holder’s irrevocable election on or before 4:00 p.m., Eastern Time, on May 22, 2026 (the “Execution Time”).

Following the Execution Date the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby and/or shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder.

This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York,

Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

Sincerely yours,

DOMINARI HOLDING INC.

By:
Name:
Title:

Accepted and Agreed to:

Name of Holder: _________________________________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _____________________________________

Title of Authorized Signatory: ______________________________________

Number of Series B Warrants: ______________

Option A Elected: ________________

Option B Elected: ________________

DTC Instructions:

[Holder signature page to DOMH Inducement Offer]